Exhibit 99.1

Allakos Announces Topline Results from its Phase 1 Trial of AK006 in Patients with Chronic Spontaneous Urticaria and Announces Restructuring

– AK006 did not demonstrate therapeutic activity in CSU –

– Allakos will discontinue further development of AK006, reduce workforce by 75% and explore strategic alternatives –

– Management to host conference call and webcast today at 8:30 am E.T. –

SAN CARLOS, Calif., January 27, 2025 (GLOBE NEWSWIRE) – Allakos Inc. (Company) (Nasdaq: ALLK), today announced topline results from its phase 1 clinical trial of AK006 in chronic spontaneous urticaria (CSU).

“While AK006 was well tolerated, we are disappointed that the preclinical inhibitory effects observed did not translate to clinical benefit in patients with CSU. As a result, the Company has decided to discontinue further clinical development of AK006,” said Chin Lee, M.D, M.P.H., Chief Medical Officer of Allakos. “We express our gratitude to all of the patients, clinical trial investigators, and site coordinators in these trials.”

Phase 1 Cohort of AK006 in Patients with Chronic Spontaneous Urticaria

In the CSU cohort, 34 adult patients with moderate-to-severe CSU refractory to antihistamines with or without prior exposure to omalizumab were enrolled and randomized 2:1 to receive 720 mg of intravenous AK006 (n=23) or placebo (n=11) once every four weeks (Q4W). Eight of the 34 patients had previously received omalizumab (5 randomized to AK006, 3 randomized to placebo). The primary endpoint of the proof-of-concept cohort was safety and tolerability with therapeutic activity explored using the Urticaria Activity Score (UAS)-7 at 14 weeks.

Exploratory Efficacy Results

	AK006 (n=23)	Placebo (n=11)
Baseline Urticaria Activity Score (UAS7)	34.4	30.5
Mean Change in UAS7	-8.2	-12.4
% UAS7=0: Complete Response	9% (2/23)	9% (1/11)

Safety Results

AK006 was well-tolerated with a favorable safety profile. There were no serious adverse events (SAEs) in subjects on AK006. Adverse events occurring in 2 or more subjects on AK006 were headache (2), infusion related reaction (2), and Covid-19 (2) vs. 1, 0, and 0, respectively, on placebo, all of which were mild-to-moderate in severity.

Restructuring Activities & Planned Actions

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The Company plans to discontinue AK006-related activities across clinical, manufacturing, research and administrative functions and reduce its workforce by approximately 75%.
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The Company plans to retain approximately 15 employees to explore strategic alternatives, maintain compliance with regulatory and financial reporting requirements, and wind-down the phase 1 clinical trial.

Cash Guidance

The Company ended the fourth quarter of 2024 with approximately $81 million in cash, cash equivalents, and investments (unaudited).

The Company estimates that cash used in restructuring activities to closeout AK006 development, including severance and contractual payments to vendors, will be approximately $34 million to $38 million. The Company also estimates that a significant majority of these restructuring costs will be paid over the first and second quarters of 2025.

The Company estimates it will have cash, cash equivalents and investments in a range of approximately $35 million to $40 million at June 30, 2025.

Conference Call and Webcast Information

The webcast and conference call will take place at 8:30 am ET / 5:30 am PT on January 27th, 2025. Please click here (https://register.vevent.com/register/BI233bd44e1a56423c85d5b9afdd587b47) to pre-register to participate in the conference call and obtain your dial in number and PIN.

A webcast of the live call will be available online in the investor relations section of the Allakos website here (https://edge.media-server.com/mmc/p/rrrcxwmj/). Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company’s website for approximately 30 days.

About Allakos

Allakos is a clinical stage biotechnology company that has been developing therapeutics that target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ expectations regarding its financial position and guidance, including estimated costs of restructuring activities to closeout AK006 development, the timing of payment of such restructuring costs, and estimated ending 2024 and second quarter 2025 cash, cash equivalents and investments; restructuring activities and plans; and exploration of strategic alternatives. Such statements are based on Allakos’ current views about its plans, intentions, expectations, strategies and prospects only as of the date of this release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from those set forth in or implied by such forward-looking statements, including but not limited to: uncertainties related to Allakos’ ability to realize the contemplated benefits of its restructuring activities and related reduction in force; Allakos’ ability to accurately forecast financial results, including restructuring and other costs and expenses; availability of suitable third parties with which to conduct contemplated strategic alternative transactions; whether Allakos will be able to pursue strategic alternative transactions, or whether any transaction, if pursued, will be completed on attractive terms; whether Allakos’ cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; Allakos’ ability to maintain the listing of its common stock on Nasdaq; general economic and market conditions, both domestic and international; risks associated with volatility and uncertainty in the capital markets for biotechnology companies; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Allakos files from time to time to with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

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Source: Allakos Inc.

Investor Contact:
Adam Tomasi, President
Alex Schwartz, VP Strategic Finance and Investor Relations
ir@allakos.com

Media Contact:
media@allakos.com